As filed with the Securities and Exchange Commission on June 25, 2021
  Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

VEREIT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	45-2482685
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2325 E. Camelback Road, 9th Floor	85016
Phoenix, AZ
(Address of Principal Executive Offices)	(Zip Code)
_____________________________

VEREIT, Inc. 2021 Equity Incentive Plan
(Full Title of the Plans)
_____________________________

Glenn J. Rufrano
Chief Executive Officer
VEREIT, Inc.
2325 E. Camelback Road, 9th Floor
Phoenix, Arizona 85016
(800) 606-3610
(Name, Address, including Zip Code and Telephone Number,
including Area Code, of Agent for Service)

With copy to:
Gilbert G. Menna David H. Roberts Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Lauren Goldberg Executive Vice President, General Counsel and Secretary VEREIT, Inc. 2325 E. Camelback Road, 9th Floor Phoenix, Arizona 85016 (800) 606-3610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

_____________________________

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	9,114,865	$46.65	$425,208,452	$46,390.24

(1)This Registration Statement covers (i) 8,778,834 shares of the common stock, par value $0.01 per share (the “Common Stock”), of VEREIT, Inc. (the “Company” or the “Registrant”) available for issuance under the VEREIT, Inc. 2021 Equity Incentive Plan (the “Plan”) and (ii) 336,031 shares of Common Stock subject to awards granted under the VEREIT, Inc. Equity Plan adopted in 2011 (the “Prior Plan”) that may become available for issuance or reissuance, as applicable, under the Plan if such awards are forfeited, canceled or otherwise terminated (other than by exercise). This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Calculated solely for purposes of this offering in accordance with Rules 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low selling prices per share of Common Stock on June 24, 2021, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

On March 24, 2021, the Board of Directors of the Company approved the Plan, subject to the approval of the Company's shareholders. On June 3, 2021, the Company's shareholders approved the Plan. This Registration Statement covers the issuance of an aggregate of 9,114,865 shares of Common Stock of the Company, representing (i) 8,778,834 shares of Common Stock newly authorized for issuance under the Plan, plus (ii) 336,031 shares of Common Stock subject to awards granted under the Prior Plan that may become available for issuance or reissuance, as applicable, under the Plan if such awards are forfeited, canceled or otherwise terminated (other than by exercise).

PART I

Information required by Part I contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

•the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”), filed with the Commission on February 24, 2021;
•the Registrant’s Definitive Proxy Statement on Schedule 14A of VEREIT, Inc. filed with the Commission on April 15, 2021 (solely to the extent specifically incorporated by reference into the 2020 Form 10-K);
•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Commission on May 6, 2021;
•the Registrant's Current Reports on Form 8-K, filed with the Commission on January 5, 2021 (solely with respect to Item 8.01), February 23, 2021, February 26, 2021, April 29, 2021, April 30, 2021, and June 7, 2021; and
•the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on July 28, 2015, as updated by Exhibit 4.20 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 26, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Directors and Officers.

    Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision and limits the liability of the Company’s directors and officers to the maximum extent permitted by Maryland law.

The Company’s charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as the Company’s director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Company’s charter also permits the Company to indemnify and advance expenses to any person who served any predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or of any predecessor.

The Maryland General Corporation Law (the “MGCL”) requires the Company (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Company or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

The Company also is party to indemnification agreements with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1
Articles of Amendment and Restatement of VEREIT, Inc. (Incorporated by reference to the Registrant’s Pre-Effective Amendment No. 5 to Form S-11 (Registration No. 333-172205), filed with the Commission on July 5, 2011).

4.2
Articles Supplementary Relating to the Series A Convertible Preferred Stock of VEREIT, Inc., dated May 10, 2012 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on May 15, 2012).

4.3
Articles Supplementary Relating to the Series B Convertible Preferred Stock of VEREIT, Inc., dated July 24, 2012 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on July 30, 2012).

4.4
Articles Supplementary for the Series C Convertible Preferred Stock of VEREIT, Inc., dated June 6, 2013 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on June 12, 2013).

4.5
Articles of Amendment to Articles of Amendment and Restatement of VEREIT, Inc., effective July 2, 2013 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on July 9, 2013).

4.6
Articles Supplementary for the Series D Cumulative Convertible Preferred Stock of VEREIT, Inc., filed November 8, 2013 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on November 15, 2013).

4.7
Articles of Amendment to Articles of Amendment and Restatement of VEREIT, Inc., effective December 9, 2013 (Incorporated by reference to the Registrant’s Amended Current Report on Form 8-K/A (File No. 001-35263), filed with the Commission on December 20, 2013).

4.8
Articles Supplementary Relating to the 6.70% Series F Cumulative Redeemable Preferred Stock of VEREIT, Inc., dated January 2, 2014 (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A (File No. 333-190056), filed with the Commission on January 3, 2014).

4.9
Articles of Amendment to Articles of Amendment and Restatement of VEREIT, Inc., dated July 28, 2015 (Incorporated by reference to the Registrant’s Form 8-K (File No. 001-35263), filed with the Commission on July 28, 2015).

4.10
Articles Supplementary to Articles of Amendment and Restatement of VEREIT, Inc., dated August 5, 2015 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-35263), for the quarter ended June 30, 2015 filed with the Commission on August 6, 2015).

4.11
Articles of Amendment of VEREIT, Inc., dated December 11, 2020 and effective December 17, 2020 (Incorporated by reference to the Registrant's Current Report on Form 8-K (File Nos. 001-35263 and 333-197780), filed with the Commission on December 17, 2020).

4.12
Articles of Amendment of VEREIT, Inc., dated December 11, 2020 and effective December 17, 2020 (Incorporated by reference to the Registrant's Current Report on Form 8-K (File Nos. 001-35263 and 333-197780), filed with the Commission on December 17, 2020).

4.13	Articles of Amendment of VEREIT, Inc., dated June 4, 2021 (Incorporated by reference to the Registrant's Current Report on Form 8-K (File Nos. 001-35263), filed with the Commission on June 7, 2021).
4.14
Amended and Restated Bylaws of VEREIT, Inc., effective as of June 4, 2021 (Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35263) filed with the Commission on June 7, 2021).

5.1*	Opinion of Venable LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Venable LLP (Included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	VEREIT, Inc. 2021 Equity Incentive Plan (Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35263) filed with the Commission on June 7, 2021).
 _____________
* Filed herewith

Item 9. Undertakings.

    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 25th day of June, 2021.

VEREIT, INC.
By:     /s/ Michael J. Bartolotta
Michael J. Bartolotta
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Glenn J. Rufrano, Michael J. Bartolotta and Lauren Goldberg, with the power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-8 of the Registrant and any and all amendments or post-effective amendments to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could, do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Glenn J. Rufrano	Chief Executive Officer (Principal Executive Officer and Director)	June 25, 2021
Glenn J. Rufrano

/s/ Michael J. Bartolotta	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 25, 2021
Michael J. Bartolotta

/s/ Gavin B. Brandon	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 25, 2021
Gavin B. Brandon

/s/ Hugh R. Frater	Director and Non-Executive Chairman	June 25, 2021
Hugh R. Frater

/s/ Priscilla Almodovar	Director	June 25, 2021
Priscilla Almodovar

/s/ David B. Henry	Director	June 25, 2021
David B. Henry

/s/ Mary Hogan Preusse	Director	June 25, 2021
Mary Hogan Preusse

/s/ Richard J. Lieb	Director	June 25, 2021
Richard J. Lieb

/s/ Eugene A. Pinover	Director	June 25, 2021
Eugene A. Pinover

/s/ Julie G. Richardson	Director	June 25, 2021
Julie G. Richardson

/s/ Susan E. Skerritt	Director	June 25, 2021
Susan E. Skerritt